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[AETNA Logo]                 INTEROFFICE COMMUNICATION


                                             RICHARD L. HUBER

To            Thomas J. McInerney

Date          April 6, 1999

Subject       Employment Agreement


This memo is to confirm that your employment agreement with Aetna Inc. (the "Company") dated as of December 19, 1995, as amended as of May 2, 1996 is not being renewed, but instead shall terminate as of December 31, 1999 with your employment continuing as an executive of the Company on an at-will basis. As we discussed, this also confirms our agreement that Section 6(f) shall be of no further force or effect. In lieu of benefits under the Company's severance plan and upon receipt of a customary release, we have agreed that the Company shall guarantee you a minimum of 52 weeks salary continuation in the event your employment is ever terminated under circumstances which call for the payment of benefits under the Company's severance plan, and for a period of 156 weeks if your employment is terminated by the Company for any reason other than misconduct following a "change in control" as defined in the Company's severance plan. However, as long as any chief executive officer successor candidate (as identified to you by the Company from time to time) hired by the Company subsequent to June 30, 1998 is entitled to severance protection which includes more than the formula used herein, then in such event the 52 weeks and 156 weeks of salary continuation referred to in the prior sentence shall instead be calculated using both base salary and your annual target bonus then in effect.

Please acknowledge the foregoing by signing and returning a copy of this memo to Elease Wright at your convenience.

Aetna Inc.


By:    /s/  Richard L. Huber
       -------------------------
         Richard L. Huber





Agreed:


  /s/  Thomas J. McInerney
       -------------------------
       Thomas J. McInerney



Date:       April 8, 1999